Exhibit 15.3

October 28, 2022

Pop Culture Group Co., Ltd

3rd Floor, No. 168 Fengqi Road

Jimei District, Xiamen City, Fujian Province

The People’s Republic of China

RE: Consent of the People’s Republic of China Counsel

Dear Sirs/Madams,

We consent to the references to our name under the captions “Item 3. Key Information—Risks Associated with being based in the PRC”, “Item 3. Key Information—Permissions Required from PRC Authorities”, “Item 3. Key Information—D. Risk Factors”, “Item 4. Information on the Company—B. Business Overview—Regulations” and “Item 10. Additional Information—E. Taxation—People’s Republic of China Enterprise Taxation” in the annual report of Pop Culture Group Co., Ltd on Form 20-F for the year ended June 30, 2022 (the “Annual Report”), which is filed with the U.S. Securities and Exchange Commission (the “SEC”) on the date hereof. We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Jincheng Tongda & Neal Law Firm

Jincheng Tongda & Neal Law Firm